Exhibit 3.18
STATE OF NEVADA
CERTIFICATE OF AMENDMENT OF ARTICLES OF ORGANIZATION
(This Amendment is presented for filing pursuant to Chapter 86.221 of the NRS)
Filing fee $150.00

1.	Secretary of State File No.:	2.	Secretary of State File Date
	LLC13395-2002		October 29, 2002

3.	Name of Limited Liability Company
Energetic Additives Company, LLC

4.	The Articles of Organization for the Limited Liability Company are amended as follows:

The Limited Liability Company name is changed to:
Energetic Additives Inc., LLC

5.	The Limited Liability Company is managed by:
Managers

6.	Manager Signature:
Dated this 4th day of December, 2002

Name:
Manager:	/s/ Fortunato Villamagna
Fortunato Villamagna, American Pacific Corp. Vice President

7.	RETURN ACKNOWLEDGEMENT TO:	This space is for Filing Officer use. (Date of Filing)

Ron Thompson, Esq.
SANTORO, DRIGGS, WALCH,
KEARNEY, JOHNSON & THOMPSON
400 South Fourth Street, Suite 300
Las Vegas, Nevada 89101